Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Lung Bioengineering Inc., a Delaware corporation

Lung Biotechnology PBC, a Delaware public benefit corporation

Revivicor, Inc., a Delaware corporation

SteadyMed Ltd., an Israeli company

SteadyMed Therapeutics, Inc., a Delaware corporation

United Therapeutics Europe, Ltd., a company incorporated under the laws of England and Wales

Unither Biotech Inc., a Canadian company

Unither Bioelectronics, Inc., a Canadian company

Unither Pharma, LLC, a Delaware limited liability company

Unither Pharmaceuticals, LLC, a Delaware limited liability company

Unither Telmed, Ltd., a Delaware corporation

Unither Therapeutik GmbH, a German company

Unither.com, Inc., a Delaware corporation

UTASIA Inc., a Delaware corporation

1109 Spring Managing Holdings, LLC, a Delaware limited liability company

1109 Spring Managing Member, LLC, a Delaware limited liability company

1111 Spring Holdings, LLC, a Delaware limited liability company